                                  SCHEDULE 14A
                                 (RULE 14a-101)


           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement

[ ]  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-ll(c) or Rule 14a-12

                                Paxar Corporation
                (Name of Registrant as Specified In Its Charter)

                                Paxar Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:___________________________

        (2) Aggregate number of securities to which transaction applies:__________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1________________________

        (4) Proposed maximum aggregate value of transaction:__________________

        (5) Total fee paid:__________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount Previously Paid:$______________

        (2)      Form, Schedule or Registration Statement No.: _______________

        (3)      Filing Party: _________________

        (4)      Date Filed: __________________

[PAXAR LOGO]

Dear Fellow Shareholders:

I take pleasure in inviting each of you to attend Paxar Corporation's Annual Meeting of Shareholders on Thursday, April 26, 2001, at 9:30 a.m. at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York. I am also pleased to provide you with your Company's 2000 Annual Report and the Proxy Statement attached to this letter.

I am sorry to announce that Walter W. Williams, after eight years of dedicated and distinguished service as a member of our Board of Directors, will not be standing for re-election this year. We will all miss Walt's many contributions to the Company and I know that our Shareholders, employees, and all who know him, join me in wishing Walt good health and happiness. Warren Flick, who was elected to the Board at our 2000 Annual Meeting, resigned later in the year to resume full-time employment as Chief Operating Officer of Coles Myer, the leading retailer in Australia. We wish him well in his new endeavor.

On a very positive note, I am pleased that David L. Kolb, who was elected to our Board in February, is a nominee for the first time. Mr. Kolb is Chairman of the Board of Directors of Mohawk Industries, Inc. in Calhoun, Georgia.

At this year's Annual Meeting, you will be asked to re-elect five Directors to two-year terms, to elect Mr. Kolb to a one-year term, and to ratify the appointment of Arthur Andersen as our independent accountants for 2001. As shareholders of record, you can vote your shares at the 2001 Annual Meeting by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope, or by voting electronically over the Internet or by phone pursuant to the instructions included with your proxy card.

If you will need special assistance to attend the meeting, please contact my office at the address above.

Very truly yours,

/s/ Arthur Hershaft
Arthur Hershaft
Chairman of the Board
March 23, 2001
                             YOUR VOTE IS IMPORTANT
              PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

                               PAXAR CORPORATION

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                           APRIL 26, 2001, 9:30 A.M.
                        HOTEL INTERCONTINENTAL NEW YORK
                              111 EAST 48TH STREET
                            NEW YORK, NEW YORK 10017

To the Shareholders of Paxar Corporation:

We will hold the Annual Meeting of Shareholders of Paxar Corporation, a New York corporation, at the time and place indicated above. The items of business to be placed before the Meeting are:

     1. To elect five Directors to serve for two-year terms and one Director to serve for a one-year term;

     2. To ratify the appointment of Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2001; and

     3. To transact any other business as may properly come before the Meeting.

These items are more fully described in the following pages, which are hereby made part of this Notice. You must be a Shareholder of record at the close of business on March 16, 2001 to be entitled to notice of the 2001 Annual Meeting and to vote at the 2001 Annual Meeting.

                                         By Order of the Board of Directors,

                                         /s/ Robert Stone
                                         Robert S. Stone, Secretary

White Plains, New York
March 23, 2001

                             YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2001 Annual Meeting, please promptly complete, sign and date your enclosed proxy card, which is solicited by the Board of Directors, and return it to us in the enclosed envelope, or vote electronically or by phone pursuant to the instructions included with your proxy card. You may revoke your proxy at any time before it is voted. If you do execute a proxy, you may still attend the 2001 Annual Meeting and vote in person if you prefer.

                               TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL
   MEETING..........................    1
Information About Attending the
   Annual Meeting...................    1
Information About this Proxy
   Statement........................    1
Information About Voting............    1
Information About Votes Necessary
   for Action to Be Taken...........    2
ACTIONS TO BE TAKEN AT THE ANNUAL
   MEETING..........................    3
PROPOSAL 1: ELECTION OF FIVE
   DIRECTORS FOR TWO-YEAR TERMS AND
   ONE DIRECTOR FOR A ONE-YEAR
   TERM.............................    3
Biographical Information About
   Nominees.........................    3
Biographical Information about
   Directors........................    4
MEETINGS OF THE BOARD OF DIRECTORS
   AND INFORMATION REGARDING
   COMMITTEES.......................    5
Report of the Audit Committee.......    5
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND
   MANAGEMENT.......................    7
EXECUTIVE COMPENSATION..............    9
Summary Compensation Table..........    9
Option Grants in Last Fiscal Year...    9
Aggregated Option Exercises in Last
   Fiscal Year and Fiscal Year End
   Option Values....................   10
Compensation of Directors...........   10
Employment Contracts and Termination
   and Change of Control
   Arrangements.....................   11
Compensation Committee Interlocks
   and Insider Participation........   13
Report of the Compensation Committee
   of the Board of Directors on
   Executive Compensation...........   13
PERFORMANCE GRAPH...................   14
CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS.....................   15
PROPOSAL 2: RATIFICATION OF
   INDEPENDENT PUBLIC ACCOUNTANTS...   16
SECTION 16(a) BENEFICIAL REPORTING
   COMPLIANCE.......................   16
DEADLINE FOR RECEIPT OF SHAREHOLDER
   PROPOSALS........................   16
OUR ANNUAL REPORT ON FORM 10-K......   17

                               PAXAR CORPORATION
                            105 CORPORATE PARK DRIVE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 697-6800
                            ------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                            ------------------------

                      INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

Our 2001 Annual Meeting of Shareholders will be held on Thursday, April 26, 2001, at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York 10017, at 9:30 a.m. All Shareholders of record at the close of business on March 16, 2001, may attend and vote at the Annual Meeting.

INFORMATION ABOUT THIS PROXY STATEMENT

We sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. We began mailing these proxy materials on March 26, 2001 to all Shareholders of record at the close of business on March 16, 2001. We will bear the entire expense of soliciting these proxies by use of the mails.

INFORMATION ABOUT VOTING

You can vote on matters coming before the Annual Meeting by proxy or in person:

- For all, some or none of the nominees for Director;

- For or against the ratification of Arthur Andersen LLP as our independent accountants for the year ending December 31, 2001.

If you vote by proxy, you can vote by signing, dating and returning the proxy card. If you do this, the individuals named on the card will be your proxies and they will vote your shares in the manner you indicate.

If you do not indicate instructions on the card, your proxies will vote your shares FOR the election of all management nominees for Director, and FOR the ratification of Arthur Andersen as our independent accountants for 2001.

This year, most Shareholders will be able to vote electronically over the Internet or by telephone. Please see the instructions included with your proxy card, if you are interested in voting by one of these methods.

The Board of Directors anticipates that all of the nominees will be available for election and does not know of any other matters that may be brought before the Annual Meeting. If any other matter should come before the Annual Meeting or any of the nominees for Director is not available for election, your proxies will have discretionary authority to vote in accordance with their best judgment on such matters unless the proxy card is marked to the contrary.

If you vote in person, you may attend the Annual Meeting and cast your vote there. You may do this even if you have signed and returned the enclosed proxy card.

You may revoke the proxy at any time before it is voted by sending a written notice of revocation to our Secretary, Robert S. Stone:

- By providing a later dated proxy, or

- By voting in person at the Annual Meeting.

If you want to vote at the 2001 Annual Meeting, but your shares are held in the name of a broker or other nominee, you should obtain a proxy from your nominee naming you as its proxy to vote the shares.

INFORMATION ABOUT VOTES NECESSARY FOR ACTION TO BE TAKEN

As of March 16, 2001, there were 42,155,932 shares of our common stock issued and outstanding. The common stock is the only outstanding class of securities entitled to vote. Each share has one vote. Only Shareholders of record as of the close of business on March 16, 2001 will be entitled to vote at the Annual Meeting. A list of Shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any Shareholder. The presence at the Annual Meeting, either in person or by proxy, of holders of at least a majority of the shares outstanding on March 16, 2001, is necessary to have a quorum allowing us to conduct business at the Annual Meeting.

The following votes are required to approve each Proposal at the Annual Meeting:

- A plurality of all the votes cast for Directors will elect five Directors for two-year terms and one Director for a one-year term at the Annual Meeting. This means that the six nominees for Director with the most votes will be elected.

- The affirmative vote by the holders of a majority of the votes cast is required for the ratification of the appointment of Arthur Andersen as our independent accountants for the year ending December 31, 2001, and such other business as may properly come before the meeting.

Proxies marked "abstain" with respect to proposals other than the election of directors and proxies marked to deny discretionary authority on all other matters will only be counted for the purpose of determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

                   ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF FIVE DIRECTORS FOR TWO-YEAR TERMS AND ONE DIRECTOR FOR A ONE-YEAR TERM.

Our Board consists of two classes of directors, each of which is elected in alternate years and serves for a two-year term and until their successors are duly elected and qualified. At this year's Annual Meeting, four persons, all incumbents who have served a two-year term, have been nominated to be elected to the Board. In addition, Paul J. Griswold, our President and Chief Operating Officer, who was elected to a one-year term at the 2000 Annual Meeting, has been nominated to be elected to the Board for a two-year term. David L. Kolb, the newest member of our Board, has been nominated for a one-year term.

Proxies not marked to the contrary will be voted "FOR" the election of the following six persons:

NAME                          AGE      POSITION WITH THE COMPANY      DIRECTOR SINCE
----                          ---    -----------------------------    --------------
Jack Becker.................  65     Director                              1968
Leo Benatar.................  71     Director                              1996
Paul J. Griswold............  49     President, Chief Operating            2000
                                     Officer and Director
Victor Hershaft.............  58     Vice Chairman, President-             1989
                                     Apparel Identification and
                                     Director
David E. McKinney...........  66     Director                              1992
David L. Kolb...............  62     Director                              2001

BIOGRAPHICAL INFORMATION ABOUT NOMINEES

JACK BECKER is a practicing attorney in New York State and has been a principal of the law firm of Snow Becker Krauss P.C., our outside counsel since 1977. We have retained that firm as our principal outside counsel for more than the past three years, and we expect to retain it in that capacity for the current fiscal year. Mr. Becker is a director of AFP Imaging Corporation.

LEO BENATAR is an Associated Consultant with A.T. Kearney, Inc. Mr. Benatar was Chairman of the Board and Chief Executive Officer of Engraph, Inc. from 1981 to 1996. From 1992 to 1996, he was also a director and senior vice president of Sonoco Products, which acquired Engraph in 1992. Mr. Benatar is a member of the Board of Directors of Mohawk Industries, Inc., Johns Manville Corp., Interstate Bakeries Corporation, and Aaron Rents, Inc. He was chairman of the Federal Reserve Bank of Atlanta from 1993 until January 1996.

PAUL J. GRISWOLD has served as our President and Chief Operating Officer since February 2000. Prior to that time, Mr. Griswold was Senior Vice President, Protective Packaging and Internal Operations, at Pactiv Corporation, formerly Tenneco Packaging. Prior to joining Tenneco in 1994, he was Vice President of Packaging Development and Procurement for Pepsi International.

VICTOR HERSHAFT has served as our Vice Chairman since December 1998 and President of Apparel Identification since January 1998. Prior to that time he served in various executive capacities with us since 1989. Victor Hershaft and Arthur Hershaft are first cousins.

DAVID L. KOLB is the Chairman of the Board of Directors of Mohawk Industries, Inc. He joined Mohawk in 1980 and was Chief Executive Officer from 1988 until January 1, 2001. Mohawk is a major producer of woven and tufted broadloom carpet and rugs, principally for residential applications. Previously, Mr. Kolb spent 19 years with Allied Signal Corporation, last serving as Vice President and General Manager of the Home Furnishings Business area. He is past Chairman and a member of the Board of Directors and Executive Committee of the Carpet and Rug Institute and a founding member and Executive Committee member of the Floor Covering Industry Foundation. Mr. Kolb serves on the Boards of Directors of First Union National Bank of Georgia and Chromcraft Revington Corporation. He is a member of the Board of Trustees for Oglethorpe University and in 1999 was appointed by the Governor to the Board of Georgia Industry, Trade and Tourism and the Georgia Rural Development Council.

DAVID E. MCKINNEY has been the President of the Metropolitan Museum of Art since March 1999. He is also the Executive Secretary of the Thomas J. Watson Foundation and Director of the Thomas J. Watson Fellowship Program. Mr. McKinney was previously employed by International Business Machines Corporation in various capacities from 1956 until 1992, including Senior Vice President and a Member of Corporate Management Board. Mr. McKinney is a member of the Board of Directors of Organization Resource Counselors; International Executive Services Corps; Fraunhofer Center for Research in Computer Graphics; and the New York Philharmonic. Mr. McKinney is also a fellow of Brown University.

The terms of the following three directors do not expire until 2002, and accordingly, no vote is being taken on their re-election at this Annual Meeting. All of the following Directors are incumbents who were previously elected by the Shareholders.

NAME                          AGE      POSITION WITH THE COMPANY      DIRECTOR SINCE
----                          ---    -----------------------------    --------------
Arthur Hershaft.............  63     Chairman, Chief Executive             1961
                                     Officer and Director
Thomas R. Loemker...........  70     Director                              1987
James C. McGroddy...........  64     Director                              1998

BIOGRAPHICAL INFORMATION ABOUT DIRECTORS

ARTHUR HERSHAFT has served as Chairman of the Board and Chief Executive Officer since 1980. He also served as President from January 1988 to October 1989.

THOMAS R. LOEMKER was Vice Chairman of the Board of Directors from September 1992 until September 1994. Mr. Loemker was also Chairman of the Board of Directors of Monarch Marking Systems, Inc. from 1995 to 1997, when he retired.

JAMES C. MCGRODDY, PH.D., has been a self-employed consultant since 1997. Dr. McGroddy was employed by International Business Machines Corporation in various capacities from 1965 through December 1996. From January 1996 through December 1996, Dr. McGroddy served as Senior Vice President and Special Advisor to the Chairman of IBM. From May 1989 to December 1995, Dr. McGroddy was Senior Vice President of Research of IBM with responsibility for approximately 2,500 technical professionals in IBM's seven research laboratories around the world.

                     MEETINGS OF THE BOARD OF DIRECTORS AND
                        INFORMATION REGARDING COMMITTEES

The Board of Directors held four meetings in 2000. All Directors attended at least 75% of the total number of Board meetings and of the meetings of committees on which each Director served.

The Board of Directors has three standing committees, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

THE AUDIT COMMITTEE is composed of Thomas R. Loemker (Chairman), Leo Benatar, and James C. McGroddy. The duties of the Audit Committee include recommending the engagement of independent auditors and reviewing and considering actions of management in matters relating to audit functions. The Committee reviews our Code of Business Ethics compliance program, as well as the Company's environmental, health and safety program. The Committee also reviews, prior to publication, the quarterly earnings releases and the reports to the Securities and Exchange Commission on Forms 10-K and 10-Q. The Audit Committee held six meetings in 2000.

REPORT OF THE AUDIT COMMITTEE

The Committee meets with the independent auditors, both with and without management present, to review the scope and results of the audit engagement, the system of internal controls and procedures, and the effectiveness of procedures intended to prevent violations of laws and regulations. In response to the Securities and Exchange Commission's rules amendments to its requirements regarding Auditor Independence, effective February 5, 2001, and in accordance with the Audit Committee Charter, as adopted by the Committee and approved by the Board on November 16, 1999, the Committee reviewed all services performed by Arthur Andersen LLP for the Company in 2000, within and outside the scope of the quarterly and annual auditing function.

For the year 2000, the Company paid the auditors:

     AUDIT FEES -- $847,000.

     FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES -- $0.

     ALL OTHER FEES -- $833,954.   These payments constitute all the fees that
     the Company paid to Arthur Andersen for non-audit services in 2000. More than half of these fees involved tax work and due diligence related to the acquisition of the Bornemann + Bick Group and the sale of 92.5% of the Company's stock in IIMAK, a former wholly-owned subsidiary.

At its January 30, 2001 meeting, the Committee reviewed the non-audit services listed above, and determined that such services are compatible with the continued preservation of the independent status of the auditors.

The Committee has reviewed and discussed the audited financial statements for 2000 with management and has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as amended. At the January 30, 2001 meeting, the Committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. Their letter, dated and received January 30, 2001, states that they are independent accountants with respect to the Company. The Committee has discussed with the independent accountant the independent accountant's independence. Based on the Committee's review and discussions referred to above, the Committee recommended to the Board of Di-rectors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2000 for filing with the Securities and Exchange Commission.

At that same meeting, the Committee reviewed its Charter and determined that the Charter, which was disseminated to Shareholders as Appendix A to the 2000 Proxy Statement, continues to state appropriate guiding principles for the Committee. Also on January 31, 2001, at a meeting on that date of the Board of Directors, the Board concluded that the Charter continues to meet then current and proposed applicable standards and that the Audit Committee members continue to have the independence and expertise to serve on the Committee pursuant to all relevant criteria.

Signed      Thomas R. Loemker, Chairman
              Leo Benatar
              James C. McGroddy

THE COMPENSATION COMMITTEE is composed of David McKinney (Chairman), Jack Becker and Leo Benatar. The duties of this Committee include recommending to the Board remuneration for our officers, determining the number and issuance of options and other stock-based awards under the Paxar 2000 Long-Term Performance and Incentive Plan, and recommending the establishment and monitoring of a compensation and incentive program for all of our executives. The Compensation Committee held two meetings in 2000.

THE NOMINATING AND GOVERNANCE COMMITTEE is composed of Leo Benatar (Chairman), Jack Becker and David E. McKinney. The duties of this Committee include recommending nominees to serve on the Board of Directors to fill vacancies, administering searches for executive officers and evaluating and improving the effectiveness of our organization. The Nominating and Governance Committee held two meetings in 2000. Shareholders desiring to recommend director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data, and qualifications.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table indicates how many shares of common stock were beneficially owned, as of March 16, 2001 by (1) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (2) each director, (3) our Chief Executive Officer and each of our other four most highly compensated officers and (4) all directors and executive officers as a group. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 42,155,932 shares outstanding on March 16, 2001. The address of each of the directors and executive officers listed below is c/o Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604.

                                                                            PERCENTAGE OF
                                                    AMOUNT AND NATURE        OUTSTANDING
NAME AND ADDRESS                                 OF BENEFICIAL OWNERSHIP    SHARES OWNED
----------------                                 -----------------------    -------------
Arthur Hershaft................................         4,074,482(1)             9.64%
Victor Hershaft................................           895,270(2)             2.12%
Thomas R. Loemker..............................           507,628(3)             1.20%
Jack Becker....................................           201,218(4)                *
Leo Benatar....................................            44,944(5)                *
Paul J. Griswold...............................            30,000(6)                *
David L. Kolb..................................             5,000                   *
James C. McGroddy..............................            21,000(7)                *
David E. McKinney..............................            72,369(8)                *
Jack R. Plaxe..................................           106,115(9)                *
James Wrigley..................................            14,118(10)               *
Thomas W. Smith................................         3,537,464(11)            8.39%(11)
   Thomas N. Tryforos
   323 Railroad Avenue
   Greenwich, CT 06830
All directors and executive officers as a group
   (14 persons)................................         6,421,303(12)           15.07%

---------------
   *   Represents less than 1% of our outstanding common stock.

(1) Includes 89,589 shares issuable upon the exercise of presently exercisable stock options. Does not include options to purchase 206,976 shares of common stock which are not currently exercisable.

(2) Includes 81,444 shares issuable upon the exercise of presently exercisable stock options. In addition, includes 176,740 shares owned of record by Mr. Hershaft's wife, as to which shares Mr. Hershaft disclaims beneficial ownership. Does not include options to purchase 87,502 shares of common stock which are not currently exercisable.

(3) Includes 36,312 options to acquire a like number of shares of common stock and 13,270 shares owned of record by Mr. Loemker's wife.

(4) Includes 54,623 options to acquire a like number of shares of common stock, 100,072 shares owned of record by Mr. Becker's wife, as to which shares Mr. Becker disclaims beneficial ownership, and 6,250 shares held by a charitable foundation of which Mr. Becker is the President.

(5) Includes 38,021 options to acquire a like number of shares of common stock and 2,140 shares owned of record by Mr. Benatar's wife, as to which he disclaims beneficial ownership.

(6) Does not include options to purchase 400,000 shares of common stock that are not presently exercisable or 50,000 shares of restricted stock that are not vested.

(7) Includes 18,000 options to acquire a like number of shares of common stock.

(8) Includes 54,623 options to acquire a like number of shares of common stock. Does not include 1,406 shares owned by Mr. McKinney's wife, as to which Mr. McKinney disclaims beneficial ownership.

(9) Includes 56,265 options to acquire a like number of shares of common stock. Does not include options to purchase 103,766 shares of common stock that are not currently exercisable.

(10) Includes 14,062 options to acquire a like number of shares of common stock. Does not include options to purchase 48,750 shares of common stock that are not currently exercisable.

(11) Represents shares of common stock beneficially owned as of December 31, 2000, as indicated on the report on Form 13G, by Messrs. Smith and Tryforos as investment managers for certain managed accounts consisting of three private investment limited partnerships, of which each of Messrs. Smith and Tryforos is a general partner, an employee profit sharing plan of a corporation of which Mr. Smith is the sole shareholder, for which both Messrs. Smith and Tryforos are trustees, and a trust for the benefit of a family member of Mr. Smith, for which Mr. Smith is a trustee. Each of Messrs. Smith and Tryforos has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 3,537,464 shares; Mr. Smith has sole power to vote and dispose of 542,702 shares. The percentage of outstanding shares owned is based on the number of shares outstanding on March 16, 2001, and assumes no acquisition or dispositions by Messrs. Smith and Tryforos since December 31, 2000.

(12) Includes 442,939 shares issuable upon the exercise of currently exercisable options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation that we paid to our Chief Executive Officer and our four other most highly compensated executive officers for services rendered during the last three fiscal years:

                                        ANNUAL           LONG TERM COMPENSATION
                                     COMPENSATION       -------------------------
                                   -----------------                  ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)    OPTIONS(#)(1)
---------------------------        ----    ---------    --------    -------------
Arthur Hershaft..................  2000    $500,000     $384,375        60,000
   Chairman and Chief              1999    $420,000     $256,667        50,000
   Executive Officer               1998    $407,692           --        50,000
Paul J. Griswold.................  2000    $375,000     $249,844       350,000
   President and Chief Operating
   Officer
Victor Hershaft..................  2000    $368,000     $213,000        25,000
   Vice Chairman and President     1999    $348,000     $130,818        25,000
   Apparel Identification          1998    $338,384     $ 16,107        25,000
Jack R. Plaxe....................  2000    $260,000     $133,250        20,000
   Senior Vice President and       1999    $249,000     $124,500        15,000
   Chief Financial Officer         1998    $234,423           --            --
James Wrigley....................  2000    $225,000     $120,785        20,000
   President, Paxar Europe         1999    $242,250     $139,858        10,000

---------------
(1) Represents stock options granted under our 1990 Employee Stock Option Plan, our 1997 Incentive Stock Option Plan, or our 2000 Long-Term Performance and Incentive Plan, and includes 300,000 options granted to Mr. Griswold upon commencing his employment with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

The following table gives more information on stock options granted during the last fiscal year. We granted a total of 1,006,000 stock options to all of our employees in the year ended December 31, 2000.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                        NUMBER OF     PERCENT OF                                 ANNUAL RATES OF STOCK
                        SECURITIES   TOTAL OPTIONS                              PRICE APPRECIATION FOR
                        UNDERLYING    GRANTED TO     EXERCISE OR                      OPTION TERM
                         OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
NAME                    GRANTED(#)    FISCAL YEAR      ($/SH)         DATE          5%          10%
----                    ----------   -------------   -----------   ----------   ----------   ----------
Arthur Hershaft.......    60,000         5.85%         $9.3125        2010      $  333,070   $  861,324
Paul J. Griswold......   350,000        34.13%         $9.3125        2010      $1,942,907   $5,024,390
Victor Hershaft.......    25,000         2.44%         $9.3125        2010      $  138,779   $  358,885
Jack R. Plaxe.........    20,000         1.95%         $9.3125        2010      $  111,023   $  287,108
James Wrigley.........    20,000         1.95%         $9.3125        2010      $  111,023   $  287,108

Stock options granted under our 1990 Employee Stock Option Plan, 1997 Incentive Stock Option Plan, and 2000 Long-Term Performance and Incentive Plan provide for issuance of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, and stock appreciation rights, which may be granted in tandem with non-qualified stock options. Options were granted in 2000 under both the 1997 and 2000 Plans, under which stock options may be granted to our officers and other key employees for a maximum term of 10 years. The price per share of an incentive stock option may not be less than the fair market value of our common stock on the date the option is granted. Only options granted up to a fair market value of $100,000 worth of common stock (the value being determined as of the date of the grant) exercisable for the first time during any calendar year can qualify as incentive stock options under the Internal Revenue Code.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

The following table shows the number and value of stock options that each of the persons named below exercised during the year ended December 31, 2000. It also shows the number of exercisable and unexercisable options each of those persons held at the end of 2000, as well as the amount he would have received had he exercised his options on December 29, 2000, the last day of the year on which the New York Stock Exchange was open. On that date, the last reported sales price of our common stock was $10.1875.

                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/SARS
                         SHARES                      OPTIONS/SARS AT FY-END(#)             AT FY-END($)(1)
                       ACQUIRED ON      VALUE      ------------------------------   ------------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE(1)
----                   -----------   -----------   -----------   ----------------   -----------   ----------------
Arthur Hershaft......    48,828       $172,082       89,589          146,976         $ 53,068         $101,991
Paul J. Griswold.....        --             --           --          350,000               --         $306,250
Victor Hershaft......        --             --       81,444           62,502         $174,251         $ 40,616
Jack Plaxe...........        --             --       82,523           57,508         $  3,748         $ 28,744
James Wrigley........        --             --       16,250           32,500         $  2,499         $ 24,996

---------------
(1) The figures have been adjusted for stock splits effectuated in the form of stock dividends, and stock dividends declared and issued subsequent to the date of grant of such options.

COMPENSATION OF DIRECTORS

Directors who are also our employees receive no fee for their services as directors. Each of our outside directors is paid an annual fee of $20,000, $1,000 for attendance at each meeting of the Board of Directors, and $750 for each Committee meeting when there is no Board Meeting. Committee Chairmen receive an additional annual fee of $2,000. The Company grants 6,000 stock options to each Director every year.

Under our Deferred Compensation Plan for Directors, which was approved at our 1998 Annual Meeting, Directors who are not employees can defer receipt of their fees and have them credited to an account that is based on Units determined by reference to our common stock. If a Director elects to defer his fees, we will credit his account with Units equal to that number of shares that the fees would have bought based on the closing price of our com-mon stock on the previous day. The number of Units will increase with stock splits or stock dividends and upon payment of cash dividends; the number of Units will decrease with reverse stock splits and similar reorganizations. When a Director elects to receive payment for his deferred fees, he will receive an amount equal to the number of Units in his account multiplied by the closing price of our common stock on the day before the election.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Arthur Hershaft's Employment Agreement

Basic package. On December 16, 1986, we entered into an employment agreement with Arthur Hershaft, Chairman of the Board and Chief Executive Officer. The agreement provided for an initial term of five years and was renewed for an additional five years. Thereafter, the contract has been automatically renewed annually. We or Mr. Hershaft may elect to terminate it prior to the end of any renewal term. Mr. Hershaft's fixed compensation for the fiscal year ending December 31, 2001 will be $517,500.

Incentive compensation and other benefits. Mr. Hershaft is a participant in our incentive compensation programs and is entitled to receive other fringe benefits available to our senior executives. In the event of his permanent disability, Mr. Hershaft will be entitled to $150,000 per annum (inclusive of coverage provided by Social Security) pursuant to the proceeds of the disability insurance policy that we maintain for Mr. Hershaft, provided that the premiums for such disability insurance do not exceed $15,000 per annum.

Termination and change in control features. Mr. Hershaft may resign as an active employee and become a consultant to us following the conclusion of the term of the employment agreement. If Mr. Hershaft becomes a consultant, he will be entitled to receive annual compensation of $150,000 for each year in which he acts as a consultant prior to his 65th birthday and annual compensation of $250,000 for each year in which he acts as a consultant following his 65th birthday. The aggregate length of Mr. Hershaft's consulting term is to be 10 years. If there is a change in the persons that control us that Mr. Hershaft and a majority of our Board of Directors oppose, Mr. Hershaft will be entitled, upon such change of control, to terminate his employment and receive 2.9 times his fixed compensation as defined in the employment agreement. However, if Mr. Hershaft opposes a change in control, but the majority of the Board of Directors vote in favor of such change, then Mr. Hershaft may terminate his employment and receive 2.5 times his fixed compensation. The employment agreement also contains various restrictive covenants limiting Mr. Hershaft's ability to compete with us.

Given the changes in circumstances in the years since his employment agreement was signed in 1986, and the announced plan that Mr. Paul Griswold will succeed Mr. Hershaft as the Company's Chief Executive Officer by August 31, 2001, Mr. Hershaft and the Compensation Committee of the Board are in discussions about a new employment and retirement agreement. Final agreement on specific terms, however, is not expected to occur until after our 2001 Annual Meeting.

Victor Hershaft's Employment Agreement

Basic package.   On February 13, 1989, we entered into an employment agreement with Victor Hershaft, which was amended as of October 1, 1998. The amended contract provides for Mr. Hershaft to be Vice Chairman and the President of Apparel Identification. Mr. Hershaft receives annual cost of living increases in salary. Mr. Hershaft's fixed compensation for the fiscal year ending December 31, 2001 will be $380,880.

Incentive compensation and other benefits. Mr. Hershaft is also a participant in our incentive compensation program and is entitled to receive other fringe benefits available to our senior executives. We also maintain a $200,000 life insurance policy on Mr. Hershaft's life, payable to beneficiaries named by Mr. Hershaft. In the event of a permanent disability, Mr. Hershaft will be entitled to $150,000 per annum (inclusive of coverage provided by Social Security) pursuant to the proceeds of the disability insurance policy we maintain on Mr. Hershaft's behalf, provided that the premiums for such disability insurance do not exceed $7,500 per annum.

Termination and change in control features. The term of Mr. Hershaft's agreement ends on February 13, 2004; however, Mr. Hershaft may terminate the agreement at any time, on proper notice. After February 13, 2004, the agreement is automatically renewed annually unless either we or Mr. Hershaft elect to terminate it. If the agreement is not renewed, in some circumstances, Mr. Hershaft may act as our exclusive manufacturers' representative on agreed terms and conditions, or may elect to receive full compensation and benefits for two years, including the continued exercisability of stock options, or may act as a part-time consultant for up to ten years at $125,000 per year. If there is a change in the persons that control us that Victor Hershaft, Arthur Hershaft and a majority of our Board of Directors oppose, Victor Hershaft will be entitled, upon such change of control, to terminate his employment and receive 2.9 times his fixed compensation as defined in the employment agreement. However, if Victor Hershaft and Arthur Hershaft oppose a change in control, but the majority of the Board of Directors vote in favor of such change, then Victor Hershaft may terminate his employment upon such change in control and receive 2.5 times his fixed compensation. The employment agreement also contains various restrictive covenants limiting Victor Hershaft's ability to compete with us.

The Company is presently in negotiations with Mr. Hershaft, the objective of which is to draft a more appropriate and mutually satisfactory employment agreement that will result in Mr. Hershaft's continued employment through February 13, 2004.

Paul J. Griswold's Employment Agreement

Basic Package.   As of February 28, 2000, we entered into an employment
agreement with Paul J. Griswold, President and Chief Operating Officer. Mr. Griswold's fixed compensation for the fiscal year ending December 31, 2001 will be $465,750.

Incentive Compensation and other benefits. Mr. Griswold is also a participant in our incentive compensation program and is entitled to receive other fringe benefits available to our other senior executives.

Termination and change in control features. The employment agreement provides that if we terminate Mr. Griswold's employment without cause, if there is a change of control and his employment situation is affected adversely, or if we do not make him Chief Executive Officer by August 31, 2001 and he elects to terminate his employment, we will pay him not less than 2.99 times the sum of his current base salary (fixed compensation) and the average of the last three bonus awards (prorated as necessary) and continued health insurance. In addition, on January 31, 2001, the Board of Directors approved and the Company entered into a Change of Control Agreement with Mr. Griswold such as had been implemented with certain key executives pursuant to a resolution of the Board of Directors in 1998. This Agreement provides that if there is a change of control of the Company and Mr. Griswold's employment is terminated without cause within three years after a change of control, or if he terminates his employment for good reason during that period, Mr. Griswold will be entitled to not less than 2.99 times the sum of his annual base salary and the bonus that he would have earned assuming that we achieved 100% of the criteria for a bonus payment during the year of termination, continued health insurance benefits, and outplacement services.

Jack Plaxe's Change of Control Employment Agreement

On August 12, 1998, the Board of Directors approved entering into Change of Control Employment Agreements with certain key executives. On April 20, 1999, we entered into such an agreement with Jack Plaxe, Senior Vice President and Chief Financial Officer. The agreement provides, pursuant to the Board's August 12, 1998 authorization, that if there is a change of control of the Company, and we either terminate Mr. Plaxe's employment without cause within three years after a change of control, or if he terminates his employment for good reason during that period, Mr. Plaxe will be entitled to not less than 2.99 times the sum of his annual base salary and the bonus that he would have earned assuming that we achieved 100% of the criteria for a bonus payment during the year of termination, continued health insurance benefits and outplacement services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee have never served as our officers or employees or officers or employees of any of our subsidiaries. During the last fiscal year, none of our executive officers served on the Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy.   Our executive compensation philosophy
emphasizes three guiding principles. First, providing a competitive executive compensation package that enables us to attract, motivate and retain talented executives. Second, basing a major portion of each executive's annual cash compensation on our annual profitability or the annual profitability of the group or unit for which the executive is primarily responsible. Third, aligning the financial interests of executives with long-term total shareholder return, particularly through stock options and performance awards based on stock.

Our executive compensation program has three major components: base salaries, annual incentives, and long-term incentives.

Base Salaries.   Our executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. The base salaries of Arthur Hershaft, Paul J. Griswold, and Victor Hershaft are determined under the terms of their respective employment contracts with us. Apart from any contractual commitments, the Compensation Committee intends to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience and to place more emphasis on the incentive portion of executive compensation, thereby correlating compensation to performance. The Committee reviews base salaries annually and determines increases based upon an executive officer's contribution to corporate performance and competitive market conditions.

Annual Incentive Compensation.   The Compensation Committee has adopted an
annual incentive compensation program based upon corporate performance criteria to augment the base salaries paid to executive officers. The measurement for senior corporate executives in

2000 was based, exclusive of certain non-recurring items such as the sale of 92.5% of the stock of our former subsidiary, IIMAK, weighted 75% on increasing earnings per share ("EPS") by 15% and 25% on increasing return on capital employed ("ROCE") by 2%. Actual achievement was 15% for EPS and 3% for ROCE, which resulted in a pay-out of slightly more than 101% of targeted bonuses. Measurements for our group and unit executives also included an element of operating income and working capital reduction as a percent of sales. For 2001, the plan approved by the Board will measure senior corporate executives 75% on EPS and 25% on ROCE. Group and unit executives will be measured on Unit ROCE, Corporate ROCE, Unit Sales Growth, and Corporate Sales Growth.

Long-Term Incentives.   For 2001 and the future, the Committee and the Board of
Directors believe that the Paxar 2000 Long-Term Performance and Incentive Plan continues to provide an excellent vehicle for rewarding performance by our executives and retaining their services for the future using both stock options and performance shares. The stock and stock-based awards made under the 2000 Plan are measured against various quantitative and qualitative targets and should qualify as "performance based" for compliance with Section 162(m) of the Internal Revenue Code, which otherwise limits deductibility of compensation. For performance share awards, the majority of which were made in 2000, Performance Share Unit payments will be measured by determining, for the period 2000 through 2002, the total shareholder return of our common stock as compared to the return of the performance of the S&P 600 Index over the same time period.

Signed      David E. McKinney, Chairman
              Jack Becker
              Leo Benatar

                               PERFORMANCE GRAPH

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the last five fiscal years in (a) the total shareholder return on our common stock with (b) the total return on the Russell 2000 Index, and (c) the total return on a peer group index. The Russell 2000 Index is a small capitalization index, consisting of the smallest 2000 companies of the Russell 3000 Index, which includes approximately 98% of the U.S. equity market. The average market capitalization of companies included in the Index is approximately $530 million. The peer group is an index weighted by the relative market capitalization of the following 10, originally 11, companies which were selected for being in industries related to ours (product identification, bar-code, apparel, textile, ribbon manufacturing and printing), for having revenues between $100 million and $2.5 billion in their most recently reported fiscal years and for having five-year compound annual revenue growth of at least 10%. The 11 are: Brady Corp., Checkpoint Systems, Inc., Moore Corporation Limited, PSC Inc., The Reynolds & Reynolds Company, Standard Register Co., Symbol Technologies, Inc., Unova, Inc., Wallace Computer Services, Inc., and Zebra Technologies Corporation. Telxon Corporation, one of the original companies in the Peer Group, was acquired by Symbol Technologies in 2000.

The following graph assumes that $100 had been invested in each of Paxar Corporation, the Russell 2000, and the 10 member 2000 Peer Group on December 29, 1995.

                         5-YEAR CUMULATIVE TOTAL RETURN
                      COMPARISON AMONG PAXAR CORPORATION,
                    RUSSELL 2000 INDEX AND PEER GROUP INDEX

                           TOTAL SHAREHOLDER RETURNS
[SHAREHOLDER RETURNS GRAPH]

                                                       PAXAR CORP              RUSSELL 2000 INDEX              PEER GROUP
                                                       ----------              ------------------              ----------
Dec95                                                    100.00                      100.00                      100.00
Dec96                                                    162.74                      116.49                      118.58
Dec97                                                    174.67                      142.54                      114.98
Dec98                                                    105.40                      138.91                      132.52
Dec99                                                     99.50                      168.44                      149.41
Dec00                                                    120.14                      163.35                      120.22

                    ASSUMES $100 INVESTED ON JANUARY 1, 1996
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 2000

The immediately preceding sections entitled "Executive Compensation" and "Performance Graph" do not constitute soliciting material for purposes of SEC Rule 14a-9, will not be deemed to have been filed with the SEC for purposes of
Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing that we make with the SEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease a plant in Sayre, Pennsylvania from Arthur Hershaft and other Hershaft family members, at an annual rent of $108,000. Management believes that the terms of this transaction are no less favorable to Paxar than the terms obtainable from non-affiliated persons.

We made a loan of $300,000 to Arthur Hershaft in August 1999, which was repaid in March 2000 without interest.

The law firm of Snow Becker Krauss P.C., of which Jack Becker is a principal, serves as our principal outside counsel.

We have renewed our directors and officers' liability insurance from St. Paul Mercury Insurance Company under a contract covering the period from May 1, 2000 through April 30, 2001 at an aggregate annual premium of $142,800. The policy insures us and our directors and officers in accordance with the indemnification provisions of the New York Business Corporation Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

PROPOSAL 2.   RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee and the approval of the Board of Directors, Arthur Andersen LLP has been appointed to serve as our independent public accountants for the fiscal year 2001. The Board seeks to have the shareholders ratify the appointment of Arthur Andersen.

Arthur Andersen has been our independent public accountant since November 1979. Please refer to the Audit Committee Report on page 5 for a discussion of our relationship with Arthur Andersen. We expect a representative of Arthur Andersen to attend our 2001 Annual Meeting and to have an opportunity to make a statement or respond to appropriate questions from Shareholders. If our Shareholders do not ratify the appointment of Arthur Andersen, the Board of Directors may appoint other independent public accountants upon the recommendation of the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS LISTED IN PROPOSAL 2.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than ten percent of any class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than ten percent of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of those reports we have received, or written representations that no other reports were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended December 31, 2000.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

If you wish to submit proposals for possible inclusion in the Proxy Statement intended for our 2002 Annual Meeting of Shareholders, we must receive them no later than December 1, 2001 in order for them to be included in the Proxy Statement and form of proxy relating to that Annual Meeting. Proposals should be mailed to Paxar Corporation, to the attention of our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604. In addition, our bylaws specify procedures for notifying us of nominations for director and other business to be properly brought before any meeting of Shareholders. You may also obtain a copy of our bylaws from the Secretary.

                         OUR ANNUAL REPORT ON FORM 10-K

If you own our common stock, you can obtain copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC, including the financial statements, without charge, by writing to Investor
Relations: Attn: Mr. Robert Powers, Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604. You can also access the 2000 Form 10-K on our website at www.paxar.com by clicking on Investor Relations and then on SEC Filings. The 10-K can also be found on the SEC's website at www.sec.gov.

By Order of the Board of Directors

/s/ Robert Stone

Robert S. Stone, Secretary

White Plains, New York
March 26, 2001

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                PAXAR CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

     The undersigned, a holder of common stock of Paxar Corporation, a New York corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 23, 2001, and hereby appoints ARTHUR HERSHAFT and ROBERT S. STONE, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of the Company held of record by the undersigned on March 16, 2001, at the Annual Meeting of Shareholders of Paxar, to be held on April 26, 2001 at 9:30 a.m., at the Hotel Intercontinental New York, 111 East 48th Street, New York, New York 10017, and any adjournment or adjournments thereof, as follows:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR THE ELECTION OF DIRECTORS, FOR THE ADOPTION OF PROPOSAL 2 AND
AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

                         (TO BE SIGNED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                       Please mark    [  X  ]
                                                       your votes as
                                                       indicated in
                                                       this example


1. To elect five Directors to serve for two-year terms and one Director to serve for a one-year term.

        FOR                    WITHHOLD AUTHORITY
    all nominees              to vote for all nominees
    listed below                  listed below
       [    ]                        [    ]

(Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR
 ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH
 OR OTHERWISE STRIKE OUT HIS NAME BELOW)

Nominees: Jack Becker, Leo Benatar, Paul J. Griswold, Victor Hershaft, David E. McKinney, David L. Kolb


2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2001.

   [   ]                         [   ]                        [   ]


The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope




SIGNATURE(S)                                            DATE              2001
            -------------------------------------------      -------------

THE SIGNATURE(S) HEREON SHOULD CORRESPOND EXACTLY WITH THE NAME(S) OF THE SHAREHOLDER(S) APPEARING ON THE STOCK CERTIFICATE. IF STOCK IS JOINTLY HELD, ALL JOINT OWNERS SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, AND GIVE TITLE OF SIGNING OFFICER.

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE